Exhibit 99.1

Acer Therapeutics Reports First Quarter 2019 Financial Results and Provides Corporate Update

Acer executing on pre-commercial launch plan for EDSIVO™ while growing and advancing its pipeline

NEWTON, MA – May 14, 2019 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today reported financial results for the first quarter ended March 31, 2019 and provided an update on the Company’s recent corporate developments.

“Building on our success in 2018, we continued to execute in the first quarter of 2019 on our pre-commercial launch strategy for EDSIVO™ (celiprolol) while growing and advancing our product pipeline,” said Chris Schelling, CEO and Founder of Acer. “With a targeted FDA PDUFA action date of June 25, 2019, we have made significant progress in preparing for a potential launch of EDSIVO™, including the addition of seasoned commercial and medical affairs leaders with extensive sales, marketing, market access and product launch experience in orphan and ultra-orphan markets. Also, in April 2019, we announced the publication of the Paris registry data in JACC that supplements the previously-reported safety and efficacy of celiprolol in vEDS patients with a confirmed type III collagen (COL3A1) mutation.”1

Mr. Schelling continued, “The first quarter was also marked by the growth and further advancement of our pipeline products, including the in-license of osanetant and preparation of our bridging study for ACER-001 with initial indication in Urea Cycle Disorders (UCDs). We look forward to a number of significant milestones throughout the second half of 2019, including the potential launch of our first commercially-available therapeutic product, provided it receives FDA approval, and the advancement of two additional therapeutic candidates with an expedited path to registration.”

First Quarter 2019 and Recent Highlights

•

Announced the publication of long-term data from a cohort of COL3A1-positive vascular Ehlers-Danlos syndrome (vEDS) patients in the Journal of the American College of Cardiology (JACC). The published data includes up to 17 years of safety data in this population, and the survival curve analysis shows that those patients not treated with celiprolol had a significantly worse outcome than celiprolol-treated patients. The authors also observed a relative decrease in hospitalization rates for acute arterial events during the time period in which the majority of patients were on celiprolol, suggesting a positive effect of celiprolol on the incidence and/or severity of new arterial events[1]

•

Filed an Investigational New Drug application (IND) for ACER-001 for initiation of a pivotal bridging study intended to evaluate bioequivalence and taste assessment of ACER-001 compared to BUPHENYL® in healthy subjects

•

Continued to build out the Acer management team with additional senior-level commercial, medial affairs, marketing, compliance and other core personnel, many with more than 20 years of commercial orphan and ultra-orphan leadership experience

•

Entered into an exclusive license agreement with Sanofi to acquire worldwide rights to osanetant, a clinical-stage, selective, non-peptide tachykinin NK3 receptor antagonist. Acer plans to initially pursue development of osanetant as a potential treatment for certain neuroendocrine-related disorders

•	Ended the first quarter with $31.8 million in cash and cash equivalents, which the Company believes is sufficient to fund its current operating and capital requirements into the first half of 2020

Upcoming Milestones

•	Prepare for Prescription Drug User Fee Act (PDUFA) action date for EDSIVO™ of June 25, 2019
•	Continue to execute on pre-commercial plan and launch preparation for EDSIVO™
•	Advance potential neuroendocrine indications for osanetant in the second half of 2019
•	Initiate a pivotal bridging study of ACER-001 in Q4 2019
•	Continue efforts toward advancing and expanding the company’s pipeline

Financial Results for the First Quarter 2019

Cash position. Cash and cash equivalents were $31.8 million as of March 31, 2019, compared to $41.7 million as of December 31, 2018. The Company believes its cash position will be sufficient to fund its current operating and capital requirements into the first half of 2020.

Research and Development Expenses. Research and development expenses were $3.9 million during the three months ended March 31, 2019, compared to $2.1 million during the three months ended March 31, 2018. This increase of $1.8 million was principally due to increases in regulatory and filing fees, expenses related to manufacturing services, and employee-related expenses, partially offset by a decrease in spending for contract research and regulatory consulting services. Research and development expenses for the three months ended March 31, 2019 were primarily comprised of approximately $3.3 million related to EDSIVO™ and approximately $0.6 million related to ACER-001.

General and Administrative Expenses. General and administrative expenses were $4.2 million for the three months ended March 31, 2019 compared to $1.9 million for the three months ended March 31, 2018. The increase of $2.3 million was primarily due to increases in employee-related expenses, including increased headcount, and expenses related to pre-commercial activities.

Net Loss. Net loss for the three months ended March 31, 2019 was $8.0 million, or $0.79 loss per share (basic and diluted), compared to a net loss of $4.0 million, or $0.53 loss per share (basic and diluted), for the three months ended March 31, 2018. The increase in loss per share (basic and diluted) was driven largely by increases in employee-related expenses, including increased headcount; regulatory and filing fees; expenses related to manufacturing services; and expenses related to pre-commercial activities, partially offset by a decrease in spending for contract research and regulatory consulting services, as well as by an increase in the number of shares outstanding at March 31, 2019 as compared to March 31, 2018.

For additional information, please see Acer’s Quarterly Report on Form 10-Q filed today with the SEC.

About Acer Therapeutics

Acer, headquartered in Newton, MA, is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes three clinical-stage candidates: EDSIVO™ (celiprolol) for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; ACER-001 (a fully taste-masked, immediate release formulation of sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); and osanetant for the treatment of various neuroendocrine disorders. Acer’s product candidates are believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and an accelerated path for development, which may include utilizing expedited programs (e.g. Priority Review) established by the FDA and/or using the regulatory pathway established under section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (FFDCA) that allows an applicant to rely at least in part on third-party data for approval, which may expedite the preparation, submission and approval of a marketing application.

Disclosure notice: EDSIVO™ is an investigational drug candidate that has not been approved by the FDA for any indication.

For more information, visit www.acertx.com.

References

(1)	Frank, M, et al. Vascular Ehlers-Danlos Syndrome: Long-Term Observational Study. JAm Coll Cardiol 2019; 73(15):1948–57

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenues, projected expenses, regulatory approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to expectations regarding our capital resources; the potential for EDSIVO™ (celiprolol), ACER-001 and osanetant to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity in any target indication; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; our progress toward our pre-commercial launch plans for EDSIVO™; the ability to protect our intellectual property rights; our strategy and business focus;  and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process, including the timing of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange

Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Operating expenses:
Research and development	$3,946,220	$2,073,971
General and administrative	4,230,698	1,917,030
Loss from operations	(8,176,918)	(3,991,001)

Other income:
Interest income	185,143	30,690
Foreign currency transaction gain (loss)	23,070	(23,293)
Total other income, net	208,213	7,397

Net loss	$(7,968,705)	$(3,983,604)

Net loss per share - basic and diluted	$(0.79)	$(0.53)

Weighted average common shares outstanding - basic and diluted	10,087,363	7,497,433

SELECTED BALANCE SHEET DATA (Unaudited):

	March 31,	December 31,
	2019	2018

Cash and cash equivalents	$31,831,427	$41,671,284

Prepaid expenses and other current assets	$778,738	$1,075,021

Property and equipment, net	$210,257	$130,867

Total assets	$41,016,540	$50,663,419

Total liabilities	$3,230,160	$5,580,261

Total stockholders’ equity	$37,786,380	$45,083,158

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-535-7743

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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